UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 SCHEDULE 14A
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TORTOISE PIPELINE & ENERGY FUND, INC.
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Lovell Minnick and Tortoise Management to Acquire Tortoise	October 18, 2017

Frequently Asked Questions

Q: What is the agreement between Tortoise and Lovell Minnick?

A:
Tortoise Investments and Lovell Minnick Partners announced the signing of a definitive agreement for a buyout of Tortoise. Lovell Minnick is joined by Tortoise management and a premier group of institutional investors, including HarbourVest Partners, AlpInvest Partners, and several additional limited partners, who are supporting the transaction.

Q: What are the details of the agreement?

A:
As part of the transaction, ongoing management and employees are expected to meaningfully increase their ownership of Tortoise. Employees will retain a significant equity interest, with many investing additional capital alongside Lovell Minnick, who will purchase the equity stake held by Mariner Holdings and retiring co-founders of Tortoise. Following the transaction, ongoing Tortoise management and employees are expected to own approximately one-third of Tortoise. Terms of the private transaction are not being disclosed.

Q: What are the potential benefits of the partnership?

A:
We believe this partnership will enhance Tortoise’s long-held commitment to attract and retain top talent through meaningful employee ownership and alignment. We also believe that this partnership will deepen our financial flexibility to facilitate strategic growth, which also provides opportunities to develop and retain employees. Most importantly, we will remain focused on our goal of delivering strong returns to our clients while providing top quality service.

Q: Will there be any changes to portfolio management?

A:
Tortoise will maintain its independence and autonomy with its brand, investment processes and day-to-day portfolio management remaining unchanged. Members of Tortoise’s senior management and its portfolio managers have signed long-term employment agreements to remain with Tortoise. Three co- founders Zachary Hamel, Kenneth Malvey and Terry Matlack, will sell their remaining interests in Tortoise and will retire from Tortoise.

Q: Why is Mariner selling?

A:
Mariner has been a great partner to Tortoise over the past eight years. This transaction will allow Mariner to reallocate capital to focus on their inorganic growth strategy and initiatives and its core business, Mariner Wealth Advisors. Mariner remains dedicated to the asset management firms within their family of companies.

Q: Will there be any changes to fees or expenses?

A:
Tortoise fund shareholder fees and expenses will not increase as a result of this transaction. There will be no increase in the investment advisory fee paid by any of the Tortoise funds, and the funds will not bear any of the transaction costs.

© 2017 Tortoise	www.tortoiseinvest.com

Q: Who is Lovell Minnick?

A:
Lovell Minnick Partners is a private equity firm, founded in 1999. They have a tenured team that brings a deep knowledge base and operational expertise, investing in more than 20 asset management portfolio companies during their history. Lovell Minnick has a very strong track record investing in financial services companies, including through the most recent financial downturn. Currently, they have investments in a number of industry-leading asset management companies including Matthews International Capital Management, CenterSquare Investment Management, Trea Asset Management and 361 Capital. Previous investments include ALPS, AssetMark, Duff & Phelps and numerous others.

Q: What are the next steps?

A:
Independent directors and the full boards of Tortoise’s registered funds have approved new advisory agreements for the transaction. The transaction is subject to standard regulatory, client and fund shareholder approvals. Special shareholder meetings have been scheduled for the registered funds on Dec. 21, 2017. Consent letters will be sent to other clients. The deal is expected to close by the end of the first quarter of 2018.

Please do not hesitate to contact us at (866) 362-9331 or info@tortoiseinvest.com with any additional questions.

No assurance can be given that the anticipated impact of this transaction will be achieved. In addition, shareholders of the funds should fully read the proxy statement when available. The proxy statement will be available for free at the SEC’s Web site, http://www.sec.gov. Shareholders can also obtain copies of the definitive proxy statement for free by dialing (866) 362-9331 when available.

Forward-looking statement

This document contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are “forward-looking statements.” Although the Tortoise registered funds and Tortoise believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in the funds’ reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this document. Other than as required by law, the funds and Tortoise do not assume a duty to update this forward-looking statement.

Safe harbor statement

This document shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

The funds’ investment objective, risks, charges and expenses must be considered carefully before investing. The summary and statutory prospectus contains this and other important information about the funds and may be obtained by calling 855-TCA-FUND (855- 822-3863) or visiting www.tortoiseinvest.com. Read it carefully before investing.

Investing involves risk. Principal loss is possible.

Quasar Distributors, LLC, distributor

© 2017 Tortoise	www.tortoiseinvest.com